Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279539

Prospectus Supplement

(To Prospectus dated May 31, 2024)

This prospectus supplement supplements and amends the prospectus dated May 31, 2024 (the “Prospectus”), as supplemented and amended by that certain prospectus supplement dated July 1, 2024 covering the offering, issuance and sale of up to a maximum aggregate offering price of $6,000,000 of our common stock that may be issued and sold under an Equity Distribution Agreement with Canaccord Genuity LLC and H.C. Wainwright & Co., LLC (the “ATM Facility”).

Effective as of October 29, 2024, we have reduced the maximum aggregate offering price of the ATM Facility to $3,000,000. As of the date of this prospectus supplement, 152,257 shares have been sold under the ATM Facility. All share and per share information included in this prospectus supplement has been retroactively adjusted to reflect a 1-for-10 reverse stock split effected on October 18, 2024.

You should read this prospectus supplement, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find Additional Information” in the Prospectus carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. Before making any investment in our securities, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 5 of the Prospectus.

The date of this prospectus supplement is October 29, 2024.